HERSHA HOSPITALITY TRUST
510 Walnut Street | 9th Floor
Philadelphia | PA | 19106
p. 215.238.1046 | f. 215.238.0157
hersha.com
For Immediate Release

Hersha Hospitality Trust Provides Additional Update on Portfolio Related to COVID-19
- Amends Bank Credit Facility to Access $100 Million –
- Obtains Full Covenant Waiver through March 31, 2021 -

Philadelphia, PA, April 6, 2020 -- Hersha Hospitality Trust (NYSE: HT) (“Hersha” or the “Company”), owner of high-quality upscale and lifestyle hotels in urban gateway markets and resort destinations, today announced additional actions taken to mitigate COVID-19’s impact on the Company and its operations. At our portfolio hotels these above-property and on-property measures include but are not limited to:

•Amending the existing Bank Credit Facility and Borrowing Base of Assets to access an additional $100 million on the Company’s $250 million Senior Revolving Line of Credit
•Successfully amending our Bank Credit Facility to obtain waivers on all financial covenants through March 31, 2021 yielding additional operational and financial flexibility
•No changes to the interest rate on the amended credit facility
•Corporate level cost containment resulting in more than 25% savings in SG&A expenses
•Working closely with our hotel operating partners to significantly reduce operating expenses over the immediate period through on-site expense cuts
•Implementing asset management initiatives at all properties to eliminate contract services, vendor and outsource contracts, utility usage, and purchasing expenses resulting in near-term and long-term cash savings
•Where feasible, seeking alternative sources of hotel revenue through government agencies, law enforcement and military personnel, emergency first responders and medical personnel, and universities
•Exploring the potential to recoup losses through insurance claims
•Submitting loan applications for each portfolio hotel for grants and low-cost unsecured financing from the Paycheck Protection Program under the recently passed CARES Act

“We appreciate the continued support from our bank group during a time with no adequate comparison. The funds from our line of credit will provide the necessary support to meet the ongoing operational needs of our hotels into next year under a severely disrupted scenario. Additionally, the 12-month covenant holiday allows for the operational and financial flexibility that is critical during this uncertain time and reflects an acknowledgement of the inherent value of our high-quality hotel portfolio. In further efforts to enhance our liquidity profile, we are working on mutually agreed upon extensions with the buyers of the previously announced sales agreements. We have hard deposits on these transactions and anticipate these sales to close by the end of the third quarter,” stated Mr. Jay H. Shah, Hersha’s Chief Executive Officer.

Hersha Hospitality Trust has suspended operations at 19 of the Company’s 48 hotels. The 29 hotels that remain open are now operating with minimal staff onsite, resulting in a reduction of on-property labor approximating 80%.

Mr. Shah continued, “Since our last business update just a few weeks ago, we took a holistic look at each hotel in the portfolio, their pressure-tested expense run rate, and near-term opportunities for revenue generation. Following our property-by-property analysis, we determined it was in the Company’s best interest to shrink or suspend operations at most of our hotels. Through our unique relationship with our management companies, we are able to operate the remaining hotels efficiently with a skeleton staff, vastly reducing operating expenses while also capturing unique revenue opportunities in support of the emergency efforts of medical institutions and responding agencies in an otherwise low demand period. Our responsive on-property teams have quickly altered operations based on each hotel’s individual needs, which has led to real-time cost savings. Approximately 60% of our portfolio mix is comprised of select-service assets, which will be able to re-open more quickly and efficiently. We will continue to closely monitor this situation to ensure that we are best positioned to close or re-open hotels in real-time with shifting demand trends. Although this international crisis is unique in its depth and pervasiveness and we expect a challenging path forward, our team has navigated across three previous cycles and we will continue to take the measures necessary to contain costs and maintain liquidity as we face down the COVID-19 threat and the ensuing economic contraction already underway.”

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC act as Joint Lead Arrangers and Joint Bookrunners on the Company’s Bank Credit Facility. Citibank, N.A. is the Administrative Agent and Wells Fargo Bank, N.A. is the Syndication Agent. Moelis & Company, LLC acted as an advisor to the Company on the Bank Credit Facility restructure and amendment.
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Hersha Hospitality Trust (HT) is a self-advised real estate investment trust in the hospitality sector, which owns and operates high quality upscale, luxury and lifestyle hotels in urban gateway markets and resort destinations. The Company's 48 hotels totaling 7,644 rooms are located in New York, Washington, DC, Boston, Philadelphia, South Florida and select markets on the West Coast. The Company's common shares are traded on The New York Stock Exchange under the ticker “HT”. For more information on the Company, and the Company’s hotel portfolio, please visit the Company's website at www.hersha.com

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those reflected in the forward-looking statement. Examples of forward-looking statements include, among others: expectations of the Company’s future economic performance, savings due to cost-cutting measures and the sufficiency of cash to meet operational needs. For a description of these factors, please review the information under the heading “Risk Factors” included in Hersha Hospitality Trust’s filings with the U.S. Securities and Exchange Commission Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Ashish Parikh, Chief Financial Office
Greg Costa, Manager of Investor Relations & Finance
Phone: (215) 238-1046
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